EX-35.3
(logo) WELLS FARGO

Corporate Trust Services
MAC N2702-011
9062 Old Annapolis Road
Columbia, MD 21045
410 884-2000
410 715-2380 Fax

Wells Fargo Bank, N.A.


HSI Asset Securitization Corporation
452 Fifth Avenue
10th Floor
Attn: Head MBS Principal Finance
New York, NY 10018

RE: Annual Statement as to Compliance for HSI Asset Securitization Corporation Trust Mortgage Pass-Through Certificates, Series 2007-HE2

The undersigned, a duly authorized officer of Wells Fargo Bank, National Association ("Wells Fargo"), hereby certifies as follows for the calendar year 2007 or applicable portion thereof (the "Reporting Period"):

(a) a review of Wells Fargo's activities as Master Servicer and Securities Administrator during the Reporting Period under the Pooling and Servicing Agreement has been made under my supervision; and

(b) to the best of my knowledge, based on such review, except as otherwise provided on Schedule A hereto, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the Reporting Period.

March 1, 2008
/s/ John Lingenfelter
JOHN LINGENFELTER
Vice President


(page)


(logo) WELLS FARGO

Corporate Trust Services
MAC N2702-011
9062 Old Annapolis Road
Columbia, MD 21045
410 884-2000
410 715-2380 Fax

Wells Fargo Bank, N.A.

Schedule A

List of Exceptions for HSI Asset Securitization Corporation Trust Mortgage Pass-Through Certificates, Series 2007-HE2

Late Payments/Distributions:

This deal experienced a non-systemic administrative issue during the reporting year that caused a single instance in which not all holders were paid timely. The instance was subsequently corrected and payments to the holders were revised to reflect the correct distributions.